Exhibit 10.1

EXCLUSIVE DISTRIBUTOR AGREEMENT

This Exclusive Distributor Agreement ("Agreement") is made and effective on this, the 30th day of September, 2005, by and between Laser Shot, Inc., a Texas corporation having offices at 12818 Century Drive, Stafford, Texas, 77477, United States of America ("Company") and Lamperd Less Lethal, Inc., a Canadian Corporation with its principal place of business at 1200 Michener Road, Sarnia, Ontario, Canada N7T 7H8, ("Distributor").

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions

As used herein, the following terms shall have the meanings set forth below:

a. "Products" shall mean the following Company products to be sold by Distributor:

All products as referred to in "Attachment 1: Products" incorporated herein by reference.

b. "Territory" shall mean the following described geographic areas and/or particular accounts:

All areas and accounts as referred to in "Attachment 2: Territory" incorporated herein by reference.

c. "Other Terms and Conditions" shall mean all terms, conditions, limitations, and modifications as described in "Attachment 3: Other Terms and Conditions" incorporated herein by reference.

2. Appointment

Company hereby appoints Distributor as its exclusive Distributor for the Products in the Territory. Distributor's sole authority shall be to solicit orders for the Products in the Territory in accordance with the terms of this Agreement. Distributor shall not have the authority to make any commitments whatsoever on behalf of Company.

3. General Duties

Distributor shall use its best efforts to promote the Products and maximize the sale of the Products in the Territory. Distributor shall also provide reasonable assistance to Company in promotional activities of Company with respect to the Products. Distributor shall also provide reasonable "after sale" support to Product purchasers and generally perform such sales related activities as are reasonable to promote the Products and the goodwill of the Company in the Territory. Distributor shall report monthly to Company by written report due by the 15th of the following month concerning sales of the Products and marketing activities of the previous month. This report, known as the monthly "Sales and Marketing Report", shall include two parts, the "Product Sales Report" and the Marketing Activity Report". The Product Sales Report shall include orders written and should include customer name and address, Product or Products ordered, and date of sale. Marketing Activity Report shall include a general synopsis of activities, such as advertisements, articles, trade shows, etc. Distributor will devote adequate time and effort to perform its obligations. Distributor shall neither advertise the Products outside the Territory nor solicit sales from purchasers located outside the Territory without the prior written consent of Company. Distributor's task is to solicit orders from all potential customers in the Territory including individuals, businesses, government entities, resellers, dealers, retailers, and others.

4. Reserved Rights

Company reserves the right to exhibit, advertise, market, attend trade shows, and solicit orders directly from and sell directly to any end-users or other retail buyers within the Territory. Company further reserves the right to enter into any agreements, partnerships, associations, joint ventures, OEM contracts, or other business relationships with manufacturers, suppliers, or other parties. Any sales or leads of Products made directly by the Company in the Territory will be credited and attributed to the Distributor, except that such sales will not count towards any quarterly or annual minimum sales quotas that Distributor may be subject to elsewhere in this Agreement.

5. Conflict of Interest

Distributor warrants to Company that it does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, Distributor shall not represent, promote or otherwise try to sell within the Territory any lines or products that, in Company's judgment, compete with the Products covered by this Agreement. Distributor shall provide Company with a list of the companies and products that it currently represents and shall notify Company in writing of any new companies and products at such time as its promotion of those new companies and products commence.

6. Independent Contractor

Distributor is an independent contractor, and nothing contained in this Agreement shall be construed to (1) give either party the power to direct and control the day-to-day activities of the other; (2) constitute the parties as partners, joint venturers, co-owners or otherwise; or (3) allow Distributor to create or assume any obligation on behalf of Company for any purpose. Distributor is not an employee of Company and is not entitled to any employee benefits. Distributor shall be responsible for paying all income taxes and other taxes charged to Distributor on amounts earned hereunder. All financial and other obligations associated with Distributor's business are the sole responsibility of Distributor.

7. Indemnification

A. Indemnification by Distributor. Distributor shall indemnify and hold Company free and harmless from any and all claims, damages, or lawsuits (including attorneys' fees) arising out of intentional or negligent acts or omissions by Distributor, its employees or agents.

B. Indemnification by Company. Company shall indemnify and hold Distributor free and harmless for any and all claims, damages, or lawsuits (including attorneys' fees) arising out of defects in the Products caused by Company.

8. Software invention and video scenario creation

Distributor may at its own cost and expense construct special software or video scenarios ("Custom Software and Video Scenarios") for use and sale with the Products. All Custom Software and Video Scenarios shall be deemed to be a "work made for hire" and all copyrights shall vest with Company. Distributor agrees to execute any and all forms, documents, licenses, and releases to fully transfer all copyrights of Custom Software and Video Scenarios from Distributor to Company. Company must review and approve all Custom Software and Video Scenarios before it will be released back to Distributor to sell as part of the Products. The Distributor shall be allowed to sell the Custom Software and Video Scenarios royalty free. However, the Company reserves the right to charge a reasonable royalty in future distributor agreements or renewals.

9. Purchases and Sale of the Products

A. Company agrees to sell to Distributor and Distributor agrees to purchase from Company the Products subject to the terms and conditions as referred to in "Attachment 3: Terms and Conditions of Sale of Products" incorporated herein by reference.

B. Orders. All orders for the Products shall be submitted to Company in writing by fax or mail (regular postal mail and other delivery services are acceptable) sent to the attention of Controller. All fax orders must be followed up with a written order by mail sent to the attention of Controller. All orders received shall be verified by email sent from Controller.

C. Inquiries from Outside the Territory. Distributor shall promptly submit to Company, for Company's attention and handling, all inquiries received by Distributor from customers outside the Territory. All inquiries shall be submitted to Company by email within five (5) business days and shall be included in the next monthly Sales and Marketing Report.

10. Product Warranty

Any warranty for the Products shall run directly from Distributor to the purchaser of the Products. Pursuant to any such warranty, the purchaser shall contact Distributor directly to make arrangements for repair, return, or replacement of any allegedly defective Products. Distributor shall have sole authority to deal with customers regarding any such warrantable repairs, returns, or replacement. Upon receipt of any such warrantable products, Distributor shall separately contact Company to arrange for return or credit for these defective products. The decision for determination of defect and replacement or credit for these products shall be solely at the Company's discretion.

NOTE: The existing Company Containerized Shooting Range ("CSR") is provided to Distributor on an "as is" basis. Company specifically disclaims any maintenance, warranty or support obligations on the existing CSR.

11. Product Availability

Company shall use its best efforts in filling orders submitted by Distributor in a reasonable and timely fashion. Company shall immediately notify Distributor of any known or anticipated delays in filling new or previously entered orders and the estimated duration of any delays so that Distributor may fairly represent this information to existing or potential customers. Under no circumstances shall Company be responsible to Distributor or anyone else for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to strike, accident, labor trouble, acts of nature, freight embargo, war, civil disturbance, vendor problems, or any cause beyond Company's reasonable control.

12. Product Samples

It is not the policy of the Company to provide or loan Product Samples to its Distributors. However, in the exceptional case where a Product Sample is provided or loaned to a Distributor, the following language shall apply: Any Product Samples of the Products provided by Company to Distributor shall remain the property of Company. Distributor shall have full responsibility of keeping each Product Sample in proper operating condition during the entire time the Product Sample is in the possession of Distributor. Upon written notice from Company, Distributor shall, within thirty (30) days, arrange for return of each Product Sample to Company in good condition less reasonable wear and tear.

13. Additional Responsibilities of Distributor

A. Forecasts. Not later than the 15th day of every month, Distributor shall provide Company with a three (3) month rolling forecast of orders showing Products requested.

B. Expense of Doing Business. Distributor shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

C. Facilities. Distributor shall provide itself with, and be solely responsible for, (1) such facilities, employees, and business organization, and (2) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as are necessary for the conduct of Distributor's business operations in accordance with this Agreement.

D. Promotion of the Products. Distributor shall, at its own expense, vigorously promote the sale of and stimulate demand for the Products within the Territory by direct solicitation. In no event shall Distributor make any representation, guarantee, or warranty concerning the Products except as expressly authorized by Company.

E. Customer Service. Distributor shall diligently assist customers' personnel in using the Products and shall perform such additional customer services as good salesmanship requires and as Company may reasonably request.

F. Advising of Changes. Distributor shall promptly advise Company of any changes in Distributor's status, organization, personnel, and similar matters; any changes in the key personnel, organization, and status of any major customers of Company in the Territory; and any political, financial, legislative, industrial, or other events in the Territory that could affect the mutual business interests of Distributor and Company, whether harmful or beneficial.

G. Books and Records. Distributor shall maintain and make available to Company accurate books, records, and accounts relating to the business of Distributor with respect to the Products. Distributor shall also maintain a record of any customer complaints regarding either the Products or Company and immediately forward to Company the information regarding those complaints.

14. Additional Obligations of Company

A. Assistance in Promotion. Company shall provide Distributor with marketing and technical information concerning the Products, including samples of brochures, instructional materials, advertising literature, and other Product data in the English language. Distributor shall be responsible for translating these materials to other languages, the costs related to translation and printing of the translated materials as a cost of doing business.

B. Assistance in Technical Problems. Company shall assist Distributor and customers of the Products in all ways deemed reasonable by Company in the solution of any technical problems relating to the functioning and use of the Products.

C. New Developments. Company shall inform Distributor of any new product developments that are competitive with the Products and other market information and competitive information as discovered from time to time.

15. Trademarks and Trade names

A. Use. During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized Distributor of Company's Products and to advertise within the Territory such Products under the trademarks, service marks, and trade names that Company may adopt from time to time ("Company's Trademarks"). Nothing herein shall grant Distributor any right, title, or interest in Company's Trademarks. At no time during the term of this Agreement or at any time thereafter shall Distributor challenge or assist others in challenging Company's Trademarks or the registration thereof or attempt to register any trademarks, service marks, or trade name confusingly similar to those of Company. Company indemnifies Distributor for all use of Company's Trademarks.

B. Approval of Representations. All presentations of Company's Trademarks that Distributor intends to use shall first be submitted to Company for written approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Company.

16. Term

This Agreement shall commence on the date first written above and shall continue for ___ year(s) unless terminated earlier as provided herein. Thereafter, this Agreement shall continue until terminated upon at least ninety (90) days notice by Company or ninety (90) days notice by Distributor.

17. Termination

A. Termination for Breach. If either party defaults in the performance of any material obligation in this Agreement, then the non-defaulting party may give written notice to the defaulting party and if the default is not cured within thirty (30) days following such notice, the Agreement will be terminated.

B. Termination for Insolvency. Either party shall have the option to terminate this Agreement without notice, (1) upon the institution of actions against the other party for insolvency, receivership or bankruptcy, or any other proceedings for the settlement of other party's debts, (2) upon other party's making an assignment for the benefit of creditors, or (3) upon initiation of dissolution proceedings against the other party.

C. Termination of Exclusivity. Company retains option upon termination to terminate Distributor's exclusivity rights, and may allow Agreement to continue as a non-exclusive distributor agreement.

D. Return of Materials. All of Company's trademarks, trade names, patents, copyrights, designs, drawings, formula, or other data, photographs, demonstrators, literature, and sales aids of every kind shall remain the property of Company. Within thirty (30) days after termination of this Agreement, Distributor shall return all such materials to Company at Distributor's expense. Distributor shall not make or retain copies of any materials or confidential items that may have been entrusted to it. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, service marks, and trade names of Company.

18. Limitation on Liability

In the event of termination by either party in accordance with any provisions of this agreement, neither party shall be liable to the other, because of termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investment, leases or commitments in connection with the business or goodwill of Company or Distributor. Company's sole liability under the terms of this Agreement shall be for any unpaid commissions if applicable.

19. Export Law

Distributor acknowledges and agrees that the Products may be subject to export restrictions and controls. Distributor agrees and certifies that neither the Products nor any component thereof is being or will be acquired, shipped, transferred, exported or re-exported, directly or indirectly, into any country prohibited by export restrictions and controls. Distributor bears all responsibility for export law compliance. Without limiting the generality of the foregoing obligation, Distributor hereby expressly agrees that, without the prior written authorization of Company and the United States Government, Distributor will not, and will cause its representatives to agree not to, export, re-export, divert or transfer any Product to any destination, company or person prohibited by the Export Administration Regulations or other export control laws and regulations. Distributor shall make its records available to Company at Company's request, in order to permit Company to confirm Distributor's compliance with its obligations as set forth in this Section 19. Distributor will indemnify Company against all claims based on Distributor's exporting the product.

20. Confidentiality

Distributor acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company's business plans, customers, technology, and products that is confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it shall not disclose to any third party, any such confidential information revealed to it by Company. Without other notice, Distributor shall treat all information as confidential in nature. Upon specific request, Company shall advise Distributor whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Company. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Company, and Distributor shall not manufacture or have manufactured any devices, components or assemblies utilizing Company's patents, inventions, copyrights, know-how or trade secrets.

21. Notices

All notices required or permitted by this agreement shall be deemed given if sent by certified mail, postage prepaid, return receipt requested or by recognized overnight delivery service. Notices shall be made as follows:

If to Company:

Attn: Paige Manard
Laser Shot, Inc.
12818 Century Drive
Stafford, TX 77477
USA
Phone: (281) 240-1122
Fax: (281) 240-8241
Email: pmanard@lasershot.com

If to Distributor:

Name:
Company (if any):
Address Line 1:
Address Line 2:
Address Line 3:
Phone:
Fax:
Email:

22. Assignment

Neither party shall have the right to assign its interest in this Agreement to any other party, unless the prior written consent of the other party is obtained. However, Company may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of the party without obtaining prior written consent. This Agreement shall be binding upon and inure to any successors or assigns of the parties.

23. Attorney's Fees

Should any action be brought by either party to enforce the provisions of this Agreement, the prevailing party, whether by settlement, adjudication or arbitration, shall have the right to collect reasonable attorneys' fees, expenses and costs from the nonprevailing party.

24. Governing Law and Jurisdiction

This Agreement shall be governed by and construed according to the laws of the State of Texas. Jurisdiction shall be proper in Fort Bend County, State of Texas, if in state court, or the Southern District of Texas, Houston Division, if in federal court. If the parties agree to alternate dispute resolution (ADR), such ADR will be held in Houston, Texas, or the nearby metropolitan communities, and be governed by the rules and procedures of the American Arbitration Association by a single arbitrator to be selected by two separate arbitrators who shall be independent selected by Company and Distributor respectively.

25. Waiver

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

26. Severability

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If any court or body of competent jurisdiction finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited. However, the invalidity or limitation of any such provision shall not affect the validity of the remaining provisions.

27. Section Headings

The section headings used in this Agreement are inserted for the purpose of convenience only and shall not be construed to limit or extend any provision hereof.

28. Entire Agreement

This Agreement, together with any attached schedules or addendums, constitute the entire agreement between Company and Distributor and supersedes all prior agreements or understandings with respect to the subject matters contained herein. This Agreement shall not be amended, altered or changed except by a written agreement signed by both parties.

The below signed parties hereby acknowledge that they have read and understand the entire Agreement, that they have authority to enter this Agreement on behalf of their respective organizations, and that they have freely and voluntarily executed this Agreement as of the day and year first written above.

for Company:

By: /s/ Paige Manard

 Paige Manard
CEO, Laser Shot, Inc.

for Distributor:

By: /s/ Barry Lamperd

 Barry Lamperd

 President, Lamperd Less Lethal, Inc.

Attachment 1: Products

The following Laser Shot Products are the subject of this Exclusive Distributor Agreement. Any products not explicitly listed are excluded from this agreement.

All company products as listed and described in the company's official catalog. This list shall reflect the company's official product catalog with suggested retail pricing and product description, or a specified list of represented products or models.

From time to time, upon written notice from Company to Distributor, Company may modify, add to, delete from, or limit the products on this list available to Distributor.

Attachment 2: Territory

All accounts, except as noted, in the following geographic or geopolitical areas, countries, nations, territories, or sovereignties are the subject of this Exclusive Distributor Agreement. Any geographic or geopolitical area, country, nation, territory, or sovereignty not explicitly listed is excluded from this agreement.

Canada

From time to time, upon written notice from Company to Distributor, Company may modify, add to, delete from, or limit the areas or accounts on this list available to Distributor.

Attachment 3: Terms and Conditions of Sale of Products

Shipping and delivery timing - Company shall determine a "ship by" date separately for each order received from Distributor. Company shall be responsible for shipping the order no later than the "ship by" date for each order received. "Ship by" date shall mean the date Company shall deliver the ordered products to the shipping company at its warehouse in Stafford, Texas. Shipping is FOB Company's warehouse in Stafford, Texas.

Custody transfer and timing - at Company's place of business upon delivery to shipping company.

Delivery method and terms - best method as determined by Company. Distributor is responsible for all shipping and handling costs including but not limited to export/import fees and duties; customs processing, transfers, and clearance; taxes (value added, VAT, sales, etc.) and license fees or costs; and any other costs required to deliver product to Distributor.

Payment terms - Distributor shall prepay all orders prior to shipment. Funds must be in US dollars.

Minimum quarterly sales to maintain Exclusivity - Distributor must purchase US$50,000.00 per calendar quarter to maintain exclusivity. Failure by Distributor to meet this minimum shall subject Distributor to loss of exclusivity and possible termination of this Agreement.

Minimum annual sales to renew Exclusivity - If each quarterly sales minimum is met as outlined above (meaning minimum annual sales of US $200,000) then Distributor shall be entitled to renewal of its exclusivity under this agreement for an additional year subject to new quarterly minimums to be determined by Company.

Product Prices - to be determined by Company.

Pricing on the existing CSR is set at $120,686.25. New CSR pricing starts at $165,000.

Product Discounts - to be determined by Company.

Custom Software Discounts - determined by Company.

Custom Video Scenario Discounts - determined by Company.

Distributor agrees to pay Company a licensing fee of 15% of the retail price of any modular range that Distributor might build. This licensing fee will be paid within 30 days of the sales date.

Other issues - determined by Company.